Exhibit 10.21

POLYOIL CONSULTING SERVICES AGREEMENT

This Polyoil Consulting Services Agreement (“Agreement”) is made this 1 day of January, 2000, by and between South Dakota Soybean Processors, a South Dakota cooperative (“SDSP”) and Larry Mahlum (“Employee”).

RECITALS

A.            SDSP is a South Dakota cooperative engaged in the buying, selling, manufacturing, processing, and marketing of polyurethane, plastics and resins from oil seed products (the “Polyoil Products”).

B.            SDSP is also engaged in the buying, selling, manufacturing, processing, and marketing of oil seeds and oil seed products, including but limited to soybeans and soybean products (collectively with the Polyoil Products, the “Products”).

C.            An integral part of Employee’s employment is the development of the Polyoil Products for and on behalf of SDSP.

D.            SDSP desires to continue to employ Employee and Employee desires to continue his employment with SDSP subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Duties. Employee shall be employed by SDSP and shall faithfully and to the best of his ability perform such duties and render such services as may be directed by SDSP, including but not limited to, the development of the Polyoil Products. During the term of his employment by SDSP, Employee shall devote all of his working time to SDSP.

2.             Compensation. Employee shall continue to be compensated for his services at the rate and in the manner as may be determined by SDSP from time to time. In addition, for providing services for the development of the Polyoil Products, Employee shall receive for a period of ten (10) years from the date of the Agreement or until his death, whichever is the latest to occur, on an annual basis an amount equal to two percent (2%) of the first $1,000,000.00 and one percent (1%) thereafter of the “Net Proceeds” from the sale of Polyoil Products. “Net Proceeds” shall be determined in accordance with the following described computations. All proceeds of the sales of Polyoil Products shall be deemed to be “Total Proceeds.” SDSP shall deduct from the “Total Proceeds” the following items with respect to the buying, selling, manufacturing, processing and marketing of the Polyoil Products, to arrive at the determination of “Net Proceeds”:

A.            All operating expenses and costs, including but not limited to, research, development and start-up expenses and costs, and also including an allocation of administrative and operations overhead;

B.            The cost of supplies, commodities, equipment and other property procured or sold for patrons;

C.            The cost of services performed for patrons;

D.            All taxes and other expenses;

E.             Reasonable and necessary reserves for depreciation, depletion and obsolescence of physical property, doubtful accounts and other valuation reserves.

In the event that the determination of the “Net Proceeds” is a negative amount for any given year, the shortfall shall be carried over to future years to enable SDSP to first recover all of its expenses before paying the additional compensation to Employee. The determination of “Net Proceeds” shall be completed by SDSP’s accountants in accordance with the accounting standards employed by said accounts in preparing the audited financial statements of SDSP. “Net Proceeds” shall be determined on an annual basis using SDSP’s fiscal year. Payment of Employee’s compensation, based upon a determination of the “Net Proceeds” as provided herein, shall be completed within One Hundred Twenty (120) days following the end of SDSP’s fiscal year.

3.             Inventions. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, relating to any present or prospective activities of SDSP, including, but not limited to, devices, processes, methods, formulae, techniques, and any improvements to the foregoing. With respect to all Inventions made or conceived by Employee, whether or not during the hours of Employee’s employment, or with the use of SDSP’s facilities, materials, or personnel, either solely or jointly with others, during the term of Employee’s employment by SDSP commencing with the original date of Employee’s employment and for a period of one year after any termination of such employment, Employee hereby assigns and agrees to assign, without compensation, to SDSP all of Employee’s rights to such Inventions and to all proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent. At SDSP’s request and expense, Employee shall execute such documents and provide such assistance as may be deemed necessary by SDSP to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

4.             Employee Non-Competition and Confidentiality Agreement. Employee shall simultaneously with the execution of this Agreement sign and deliver to Employer an Employee Non-Competition and Confidentiality Agreement, the terms and conditions of which are incorporated herein by reference, except that Employee shall be entitled to royalty compensation notwithstanding the disclaimer of such compensation contained in the Employee Non-Competition and Confidentiality Agreement.

The parties have executed this Agreement on the date and year first above written.

SOUTH DAKOTA SOYBEAN PROCESSORS

By	/s/ Rodney Christianson
Its	CEO

/s/ Larry Mahlum
Employee – Larry Mahlum